Exhibit 22

Subsidiary Issuers of Guaranteed Securities

The table below lists securities of subsidiaries of Fiserv, Inc. (the “Company”) that are subject to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the offer and sale of which are subject to registration under the Securities Act of 1933, as amended, and are fully and unconditionally guaranteed by the Company. No other subsidiary of the Company guarantees the securities listed in the table below.

Issuer	Jurisdiction of Organization	Securities
Fiserv Funding Unlimited Company	Republic of Ireland	Debt Securities